Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com
PROGENICS PHARMACEUTICALS ANNOUNCES FOURTH QUARTER AND YEAR-END 2010 FINANCIAL RESULTS

Tarrytown, NY, March 15, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2010.

Financial Results

Net loss for the fourth quarter was $18.8 million or $0.57, basic and diluted, per share, compared to $0.6 million or $0.02, basic and diluted, per share in the fourth quarter of 2009. Net loss for the year was $69.7 million or $2.14, basic and diluted, per share, compared to a net loss of $30.6 million or $0.98, basic and diluted, per share for 2009.

Progenics ended the year with cash, cash equivalents and securities of $51.5 million, reflecting use of cash of $10.5 million in the quarter and $44.7 million for the full year.

Fourth quarter revenue totaled $2.2 million, compared to $17.2 million for the same period of 2009, reflecting a decrease in reimbursement revenue from Wyeth, now a Pfizer, Inc. (NYSE: PFE) subsidiary, resulting from the transition of the Progenics-Wyeth collaboration for RELISTOR®, Progenics’ drug approved for the treatment of opioid-induced constipation in advanced-illness patients. For the full year 2010, Progenics reported revenues of $8.0 million, compared to $48.9 million for 2009, as a result of both decreased 2010 reimbursement revenue and the 2009 recognition of a $15.0 million upfront payment from Ono Pharmaceutical Co., Ltd. (OSE-TYO: 4528), Progenics’ collaborator for subcutaneous RELISTOR in Japan.

RELISTOR royalty income from Wyeth was $1.8 million in 2010, compared with $2.4 million in 2009, as a result of royalties ending September 30, 2010 under the collaboration transition. Net sales of RELISTOR grew moderately from 2009 to 2010: full-year 2010 global net sales were $16.1 million, consisting of $9.5 million U.S. and $6.6 million ex-U.S., compared with $12.3 million, comprising $7.1 million U.S. and $5.2 million ex-U.S., in 2009.

Fourth quarter global net sales of RELISTOR were $4.0 million, compared to $4.1 million for the previous quarter and $3.9 million for the fourth quarter of 2009. U.S. net sales were $2.4 million for both the fourth and third quarters of 2010, compared with $2.1 million for the fourth quarter of 2009, while ex-U.S. sales were $1.6 million, compared to $1.7 million for the previous quarter and $1.8 million for the same period of 2009.

Expenses for the fourth quarter of 2010 were $21.1 million, up $3.3 million over the same period in 2009. The increase resulted from clinical trial expenses incurred in the oral methylnaltrexone phase 3 study and consultants’ expenses and contract manufacturing costs for new delivery system development for subcutaneous RELISTOR. This increase was partially offset by lower compensation expenses resulting from a decrease in Company-wide average headcount and lower contract manufacturing and product testing expenses for PSMA ADC. For the full year, expenses totaled $77.8 million, down $3.4 million from 2009, as a result of lower compensation expenses, manufacturing, laboratory and product testing costs for PSMA ADC and PRO 140, and PRO 140 clinical trial expenses, partially offset by clinical trial, consulting and contract manufacturing expenses.

“Year-end 2010 and early 2011 marked an important inflection point in Progenics’ evolution,” said Mark R. Baker, Progenics’ Chief Executive Officer. “Our first commercial product, RELISTOR, is now licensed to two outstanding partners for continued development and commercialization in markets worldwide. In May, we will present safety data from a phase 3 trial of subcutaneous RELISTOR in chronic pain, and we are on track to submit a supplemental NDA for this indication in the second quarter of this year. We also presented preliminary positive data from our ongoing phase 1 study of PSMA ADC for prostate cancer at the recent ASCO Genitourinary Cancers Symposium.”

Recent Highlights

•	Progenics licenses RELISTOR to Salix Pharmaceuticals

Salix Pharmaceuticals (Nasdaq: SLXP) will now further develop and commercialize subcutaneous RELISTOR worldwide, other than Japan, directly through its specialty sales force in the U.S. and with sublicenses to regional companies ex-U.S. Salix is responsible for completing clinical development necessary to support regulatory marketing approvals for potential new indications and formulations, and marketing and selling the product. Progenics received a $60.0 million upfront payment from Salix in February and is eligible to receive potential U.S. development and sales based milestones up to $290.0 million, royalties on net sales by Salix and 60% of net revenue received from ex-U.S. sublicensees. Wyeth is continuing to distribute RELISTOR in the U.S. through March 31, 2011 and the parties are discussing ex-U.S. transition on a country-by-country basis, as responsibility for the franchise is transferred to Salix.

- Financial Tables follow -

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Research and development	$238	$15,145	$1,413	$44,351
Royalty income	-	1,396	1,826	2,372
Research grants	1,906	547	4,573	1,968
Other revenues	13	67	140	256
Total revenues	2,157	17,155	7,952	48,947

Expenses:
Research and development	15,122	10,775	50,640	49,798
License fees – research and development	53	97	1,270	1,058
General and administrative	5,264	5,362	22,832	25,106
Royalty expense	59	139	241	237
Depreciation and amortization	570	1,445	2,853	5,078
Total expenses	21,068	17,818	77,836	81,277

Operating loss	(18,911)	(663)	(69,884)	(32,330)

Other income:
Interest income	16	24	64	1,481
Gain on sale of marketable securities	-	-	-	237
Total other income	16	24	64	1,718

Net loss before income taxes	(18,895)	(639)	(69,820)	(30,612)
Income tax benefit	95	-	95	-
Net loss	$(18,800)	$(639)	$(69,725)	$(30,612)

Net loss per share; basic and diluted	$(0.57)	$(0.02)	$(2.14)	$(0.98)
Weighted-average shares outstanding; basic and diluted	33,031	31,688	32,590	31,219

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	December 31, 2010	December 31, 2009

Cash and cash equivalents	$47,918	$90,903
Accounts receivable	2,283	7,522
Marketable and auction rate securities	3,608	5,293
Fixed assets, net	5,878	6,560
Other assets	3,051	3,335
Total assets	$62,738	$113,613

Liabilities	$11,430	$6,006
Stockholders’ equity	51,308	107,607
Total liabilities and stockholders’ equity	$62,738	$113,613

About Subcutaneous RELISTOR

RELISTOR subcutaneous injection is approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada and Australia. Applications in additional countries are pending.

Important Safety Information for RELISTOR

• RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction
• If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician
• Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients. Use RELISTOR with caution in patients with known or suspected lesions of the GI tract
• Use of RELISTOR has not been studied in patients with peritoneal catheters

•    The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%)

• Safety and efficacy of RELISTOR have not been established in pediatric patients

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

(PGNX-F)

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY USA, is a biopharmaceutical company with programs in gastroenterology, oncology and virology focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics’ first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing this information as of this date and does not undertake any obligation to update or revise this information, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.